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                                                                    EXHIBIT 12.3

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





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
                                                                                                Year ended December 31,
                                                                                 --------------------------------------------------
Millions of dollars                                                                    2000      1999      1998       1997    1996
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
Earnings from continuing operations                                                   $ 746     $ 141     $ 115      $ 633    $370
Provision for income taxes                                                              500       128       181         90     248
Minority interests                                                                       16        16         7          9       2
Distributions (less than) greater than earnings from equity investments                 (57)       (4)       (2)       (65)    (10)
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      Earnings subtotal                                                               1,205       281       301        667     610
Fixed charges included in earnings:
   Interest expense                                                                     210       199       177        183     279
   Interest portion of rentals                                                           20        22        20         23      40
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      Fixed charges subtotal                                                            230       221       197        206     319
Earnings from continuing operations
   available before fixed charges                                                    $1,435     $ 502     $ 498      $ 873    $929
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Fixed charges:
   Fixed charges included in earnings                                                   230       221       197        206     319
   Capitalized interest                                                                  13        16        26         35      15
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      Total fixed charges                                                             $ 243     $ 237     $ 223      $ 241    $334
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Ratio of earnings from continuing operations
    to fixed charges                                                                    5.9       2.1       2.2        3.6     2.8
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(a) Includes pre-tax impairment of:                                                      66        23       102         69      75

The ratio of earnings, excluding impairment, to fixed charges would be:                 6.2       2.2       2.7        3.9     3.0

(b) Calculated as one-third of operating rental expense.
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